                                                                    Exhibit 7(a)






                           ULTRAFIT, INC. AND AFFILIATES

                           COMBINED FINANCIAL STATEMENTS


                                For the years ended

                            December 31, 1997 and 1996

ULTRAFIT, INC. AND AFFILIATES


TABLE OF CONTENTS




                                                                            Page
                                                                            ----

Report of independent accountants                                            1

Combined balance sheets at December 31, 1996 and 1997                        2

Combined statements of operations for the years ended
December 31, 1996 and 1997                                                   3

Combined statements of stockholders' equity
for the years ended December 31, 1996 and 1997                               4

Combined statements of cash flows for the years
ended December 31, 1996 and 1997                                             5

Notes to consolidated financial statements                                   6

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of

Ultrafit, Inc. and Affiliates:


We have audited the accompanying combined balance sheets of Ultrafit, Inc. and Affiliates (as defined in footnote 1 to the financial statements) (collectively the "Company") as of December 31, 1997 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 1997 and 1996, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                    /s/ Coopers & Lybrand L.L.P.


New York, New York
March 11, 1998, except for Note 11
as to which the date is April 6, 1998.

ULTRAFIT, INC. AND AFFILIATES

COMBINED BALANCE SHEETS


                                                    DECEMBER 31,
                                             -------------------------
                                                1996           1997
                                             ----------     ----------
                   ASSETS:
Current assets:
  Cash and cash equivalents                  $  440,048     $  489,425
  Inventory                                      34,966         22,876
  Prepaid expenses and other current assets      24,534         26,322
  Advances  due from OVOX Corporation                          110,374
                                             ----------     ----------
     Total current assets                       499,548        648,997
Fixed assets, net                               749,598      1,519,651
Deferred membership costs                       123,002        263,559
Other assets                                     41,461         41,126
     Total assets                            $1,413,609     $2,473,333
                                             ----------     ----------
                                             ----------     ----------

   LIABILITIES and STOCKHOLDERS' EQUITY:
Current liabilities:
  Bank overdraft                                 $1,778        $21,297
  Current portion of long-term debt                             47,887
  Accounts payable and accrued expenses          92,029        264,525
  Deferred revenue                              349,651        293,322
                                             ----------     ----------
     Total current liabilities                  443,458        627,031
Long-term debt                                                 184,564
Deferred lease liabilities                       12,116         60,697
Deferred revenue                                 40,626         84,361
Loan from stockholder                                          122,019
                                             ----------     ----------
     Total liabilities                          496,200      1,078,672
                                             ----------     ----------
Commitments and contingencies
Stockholders' equity:
  Common stock                                      400            400
  Retained earnings                             917,009      1,394,261
                                             ----------     ----------
     Total stockholders' equity                 917,409      1,394,661
                                             ----------     ----------
     Total liabilities and
       stockholders' equity                  $1,413,609     $2,473,333
                                             ----------     ----------
                                             ----------     ----------


See notes to combined financial statements.

COMBINED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997

                                                1996           1997
                                             ----------     ----------
Revenues:
  Membership dues - including initiation
     fees of $143,139 and $124,189,
     respectively                            $3,292,175     $4,788,983
  Merchandise                                   238,806        254,405
  Other services to members                     194,942        203,027
  Rental income                                  78,200         69,790
                                             ----------     ----------

                                              3,804,123      5,316,205
                                             ----------     ----------

Operating expenses:
  Payroll and related                         1,132,220      1,955,568
  Rent and other occupancy cost                 507,237        708,806
  Other club operating                          416,921        566,061
  General and administrative                    243,068        402,912
  Depreciation and amortization                 242,000        312,099
  Cost of merchandise sold                      184,616        202,576
                                             ----------     ----------

                                              2,726,062      4,148,022
                                             ----------     ----------

Operating Income                              1,078,061      1,168,183


Interest income, net of interest expense
  of $516 and $15,461, respectively               7,369          9,137
                                             ----------     ----------
     Income before provision
       for corporate income taxes             1,085,430      1,177,320

Provision for corporate income taxes             28,509         30,915
                                             ----------     ----------

     Net income                              $1,056,921     $1,146,405
                                             ----------     ----------
                                             ----------     ----------


See notes to combined financial statements.

COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997


                                                                   Total
                                          Common      Retained  Stockholders'
                                           Stock      Earnings     Equity
                                        ----------  ----------   ----------

Opening balance as of January 1, 1996         $400  $  435,559   $  435,959

Net income for the year                              1,056,921    1,056,921

Dividend distribution to stockholders                  575,271      575,271


Balance for the year ended
  December 31, 1996                            400     917,009      917,409
                                        ----------  ----------   ----------

Net income for the year                              1,146,405    1,146,405

Dividend distribution to stockholders                  669,253      669,353
                                        ----------  ----------   ----------

Balance for the year ended
  December 31, 1997                     $      400  $1,394,261   $1,394,661
                                        ----------  ----------   ----------
                                        ----------  ----------   ----------










See notes to combined financial statements.

ULTRAFIT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS

COMBINED STATEMENTS OF CASH FLOWS

For the years ended December 31, 1996 and 1997
Increase (Decrease) in Cash and Cash Equivalents

                                                      1996          1997
                                                  ----------     ----------
Cash flows from operating activities:
  Net income                                      $1,056,921     $1,146,405
                                                  ----------     ----------
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization                   242,000        312,099
     Change in certain working capital
       components                                    (12,654)       (18,968)
     Increase in deferred membership costs           (58,165)      (140,557)
     Other                                              (428)           (25)
                                                  ----------     ----------
          Total adjustments                          170,753        152,549
                                                  ----------     ----------

          Net cash provided by operating
            activities                             1,227,674      1,298,954
                                                  ----------     ----------

Cash flows from investing activities:
  Capital expenditures                              (183,504)      (954,413)
                                                  ----------     ----------
          Net cash used in investing
            activities                              (183,504)      (954,413)
                                                  ----------     ----------

Cash flows from financing activities:
  Increase (decrease) in bank overdraft              (39,117)        19,519
  Issuance of stock                                      100
  Proceeds from borrowings                                 0        485,000
  Repayments of borrowings                           (54,904)      (130,530)
  Dividend distribution to shareholders             (575,271)      (669,353)
                                                  ----------     ----------
          Net cash provided by financing
            activities                              (669,192)      (295,364)
                                                  ----------     ----------
          Net increase in cash and cash
            equivalents                              374,778         49,377

Cash and cash equivalents at beginning of period      65,270        440,048
                                                  ----------     ----------
Cash and cash equivalents at end of period          $440,048       $489,425
                                                  ----------     ----------
                                                  ----------     ----------

Summary of the change in certain working
  capital components:
    Decrease (Increase) in inventory                $(15,148)       $12,090
    Decrease (Increase) in prepaid expenses            2,567         (1,788)
    Increase in amounts due from affiliated
      companies                                                    (110,374)
    Increase in accounts payable and accrued
      expenses                                         7,476         93,698
    Decrease in deferred revenue                       7,549        (12,594)
                                                  ----------     ----------

          Net change working capital                $(12,654)      $(18,968)
                                                  ----------     ----------
                                                  ----------     ----------


See notes to consolidated financial statements.

ULTRAFIT, INC. AND AFFILIATES

NOTES TO COMBINED FINANCIAL STATEMENTS



1.   NATURE OF BUSINESS:

     The combined financial statements of Ultrafit, Inc. and affiliates include the accounts of Ultrafit, Inc., Maxifit Ltd., Exercise, Inc. and VIP Fitness, Inc. (collectively referred to as "the Company" or the "Clubs"). The Clubs own and operate four fitness clubs in New Jersey. The Clubs are owned and operated by a common group of investors.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a.   PRINCIPLES OF COMBINATION:

          The accompanying combined financial statements include the accounts of the Clubs. All significant intercompany accounts and transactions have been eliminated in combination.

     b.   REVENUE RECOGNITION:

          The Company receives a one-time non-refundable initiation fee and dues from its members. With the exception of special short-term memberships, substantially all of the Clubs' members sign membership contracts for one year after which the membership is automatically extended for another year unless notice of cancellation is given 30 days prior to expiration date. Initiation fees and related expenses (referred to herein as membership costs), including sales commissions payable to membership consultants, are deferred and recognized, on a straight-line basis over an estimated membership period of two years. Dues that are received in advance are recognized on a pro-rata basis over the periods in which services are to be provided.

          Revenues from merchandise sales and other membership services are recognized as income at the time of sale or upon performance of the services, respectively.

     c.   INVENTORY:

          Inventory consists primarily of athletic equipment, refreshments and supplies for sale to members and club supplies. Inventories are valued at the lower of cost or market by the first-in, first-out method.

     d.   FIXED ASSETS:

          Fixed assets are recorded at cost. The Clubs record depreciation in accordance with methods permissible for tax purposes. These methods approximate the straight-line basis over the estimated useful lives of the assets, which are five years for equipment and the shorter of their estimated useful lives or the remaining period of the lease for leasehold improvements. Expenditures for maintenance and repairs are charged to operations as incurred. The cost and related accumulated depreciation or amortization of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.


Continued                                                                      6

ULTRAFIT, INC. AND AFFILIATES

     e.   ADVERTISING COSTS

          Advertising costs are charged to operations during the period in which they are incurred. Total advertising costs incurred by the Company during the years ended December 31, 1996 and 1997 totaled $108,583 and $115,738, respectively.

     f.   USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          The most significant assumptions and estimates relate to the useful lives of fixed assets and the estimated membership period.

     g.   CORPORATE INCOME TAXES:

          The Clubs have filed elections with the Federal and state taxing authorities to be treated as S Corporations for tax purposes. Accordingly, the tax obligations of the Company flow through to the individual stockholders. The Clubs are subject to a corporate income tax in New Jersey of approximately 3% for the years ending December 31, 1996 and 1997. Deferred taxes were not material.

     h.   STATEMENTS OF CASH FLOWS:

          Supplemental disclosure of cash flow information:

                                                          DECEMBER 31,
                                                      1996           1997
                                                    --------       --------

          Cash paid during the year for:
            Interest                                $    516       $ 15,461
            Taxes                                     31,973         48,538

          Noncash investing activities:
            Fixed asset additions included in
             accounts payable at December 31          41,306        169,045

     i.   CASH AND CASH EQUIVALENTS:

          The Company considers all highly liquid investments which have maturities of three months or less when acquired to be cash equivalents. The carrying amounts reported in the balance sheets for cash and cash equivalents approximate fair value.


Continued                                                                      7

ULTRAFIT, INC. AND AFFILIATES

          Financial instruments which potentially subject the Company to concentrations of credit risk are cash and cash equivalents. Such amounts are held, primarily, in a single commercial bank. The Company holds no collateral for these financial instruments.


     j.   DEFERRED LEASE LIABILITIES AND NONCASH RENTAL EXPENSE:

          The Company recognizes rental expense from leases with scheduled rent increases on the straight-line basis.


3.   FIXED ASSETS:

     Fixed assets as of December 31, 1996 and 1997 are shown at cost, less accumulated depreciation and amortization, and are summarized below:
                                                     1996           1997
                                                  ----------     ----------

     Leasehold improvements                       $   81,508     $  443,430
     Club and office equipment                     1,525,747      2,218,602
                                                  ----------     ----------
                                                   1,607,255      2,662,032
     Less, Accumulated depreciation
       and amortization                              857,657      1,142,381
                                                  ----------     ----------

                                                  $  749,598     $1,519,651
                                                  ----------     ----------
                                                  ----------     ----------

4.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

                                                         DECEMBER 31,
                                                     1996           1997
                                                  ----------     ----------

     Accounts payable and other accrued expenses  $   59,890     $  199,265
     Accrued payroll                                  29,953         65,260
     Accrued rent                                     14,302         60,697

                                                  ----------     ----------

                                                  $  104,145     $  325,222
                                                  ----------     ----------
                                                  ----------     ----------

5.   LONG-TERM DEBT:

     During 1997, the Company borrowed $250,000 (the "Note") from its principal bank. Outstanding borrowings accrue interest at a rate of 8.75%. The Note is payable in monthly installments of principle and interest of $3,990 through April 2002. The Note is collateralized


Continued                                                                      8

ULTRAFIT, INC. AND AFFILIATES
     by the Company's equipment and related other assets. Additionally, the repayment of the note has been personally guaranteed by the stockholders of the Clubs. The estimated fair value of the Company's Note as of December 31, 1997 approximated its carrying value. The fair value was estimated based on the current rate offered to the Company for debt with similar terms.

     As of December 31, 1997, minimum payments on the Note during the next five years are as follows:

          YEAR ENDING
          DECEMBER 31,                                            AMOUNT DUE
          ------------                                            ----------

             1998                                                  $ 47,887
             1999                                                    47,887
             2000                                                    47,887
             2001                                                    47,887
             2002                                                    40,903

                                                                   --------
                                                                   $232,451
                                                                   --------
                                                                   --------

     As of December 31, 1997, the Company has a line of credit with its principal Bank for direct borrowings and letters of credit of up to $150,000. The line of credit bears interest at prevailing interest rates based upon the bank's prime rates There were no outstanding borrowings against this line of credit as of December 31, 1997. The line of credit expires on August 1, 1998.


6.   RELATED PARTY TRANSACTIONS:

     Advances and amounts due from related parties and employees and loans from shareholders as of December 31, 1996 and 1997 consist of the following:
                                                                 1997
                                                               ---------

     Advances due from OVOX Corporation                   (a)  $110,374
                                                               ---------
                                                               ---------

     Loan from Stockholder, net of receivables of $15,273 (b)  $122,019
                                                               ---------
                                                               ---------

     a. In 1997, OVOX Corporation ("OVOX") was formed as the management company and franchiser for OVOX Gyms. Starting in 1998, all payroll and payroll related expenses as well as other general and administrative expenses will be administered by OVOX and the Clubs will be allocated their share of expenses incurred by the management company. Advances to OVOX, which are held primarily in cash as of December 31, 1997, represent the initial funding provided by the Clubs to cover payroll payments to be made by OVOX on behalf of the Clubs during 1998.

Continued                                                                      9

ULTRAFIT, INC. AND AFFILIATES

     b. In connection with the opening of Exercise, Inc. in late 1997, the Clubs received a non-interest bearing stockholder loan. The loan has no specific due date and will be repaid from operating cash flows of the Clubs. For 1996 and 1997, an entity which is owned by a stockholder of the Company occupies space at Ultrafit, Inc. and pays rent in the amount of $2,500 per month.

     Starting in 1997, the Clubs began to pay salaries to two of the stockholders for their services provided to the Clubs as Chief Executive Officer and as President totaling $116,185.


7.   LEASES:

     The Company leases office and multi-recreational facilities under noncancelable operating leases. In addition to base rent, the facility leases generally provide for additional rent based on increases in real estate taxes and other costs. One lease provides for additional rent based upon defined formulas of revenue. Leases are guaranteed by stockholders of the Company.

     The leases expire at various times through December 13, 2006, and some may be extended at the Company's option for periods ranging from 5 to 10 years. VIP Fitness Inc. has the option to purchase the leased property during the lease term at fixed prices stated in the lease or at prices to be determined by the parties at "arm's length" after the lease has expired.

     Future minimum rental payments under noncancelable operating leases are as follows:

     YEAR ENDING MAY 31,                         MINIMUM ANNUAL RENTAL
     ------------------                          ---------------------

          1998                                       $  643,738
          1999                                          643,738
          2000                                          528,928
          2001                                          471,523
          2002                                          471,523
          Aggregate thereafter                        1,432,744
                                                     ----------

                                                     $4,192,194
                                                     ----------
                                                     ----------

     Rent expense for the years ended December 31, 1996 and 1997 was $507,237 and $708,806, respectively, including other occupancy cost of $145,104 and $201,603, respectively.

Continued                                                                     10

ULTRAFIT, INC. AND AFFILIATES

8.   STOCKHOLDERS' EQUITY:

     Common stock issued has no par value and a stated value of $0.5 per share. Common stock at December 31, 1996 and 1997 is as follows:

                                           NUMBER OF
                            NUMBER OF       SHARES
                             SHARES       ISSUED AND     COMMON
                            AUTHORIZED    OUTSTANDING     STOCK

                            ----------    -----------    ------

     Ultrafit, Inc.           2,500           200         $100
     Maxifit, Ltd.            2,500           200          100
     VIP Fitness, Inc.        2,500           200          100
     Exercise, Inc.           2,500           200          100
                             ------           ---         ----

                             10,000           800         $400
                             ------           ---         ----
                             ------           ---         ----

     Exercise, Inc. incorporated in November 1996.


9.   CONTINGENCIES:

     As of December 31, 1997, the Company was party to a number of claims arising in the ordinary course of business. Management believes that these claims are covered by the Company's insurance policies and that the ultimate outcome of these matters will not have a material effect on the Company's combined financial position or results of operations.


10.  EMPLOYEE BENEFIT PLAN:

     During 1997, the Company implemented a 401(k) salary deferral plan (the "Plan") which is available to eligible employees, as defined. The Plan provides for the Company to make discretionary contributions, however, the Company elected not to make contributions for the year ended December 31, 1997.


11.  SUBSEQUENT EVENTS:

     On April 6, 1998, the stockholders entered into an agreement with Town Sports International, Inc. ("TSI") to sell the clubs.



                                                                              11